Exhibit (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-147105 on Form S-8, No. 333-150734 on Form S-4 and Nos. 333-147162 and 333-156087 on Form S-3 of our reports dated February 27, 2009, relating to the consolidated financial statements of Marshall & Ilsley Corporation and the effectiveness of Marshall & Ilsley Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Marshall & Ilsley Corporation for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 27, 2009